Exhibit 3.78

CERTIFICATE OF FORMATION

OF

IOWA WIRELESS SERVICES, LLC

In accordance with the provisions of § 18-201 of the Delaware Limited Liability Company Act, the undersigned hereby certifies as follows:

1. The name of the limited liability company is Iowa Wireless Services, LLC.

2. The address of its registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent, Delaware 19901, and the name of its registered agent at such address is United Corporate Services, Inc.

3. This Certificate of Formation shall be effective on July 1, 2004 at 12:00 a.m.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Iowa Wireless Services, LLC on June 14, 2004.

/s/ Richard M. Vohs
Richard M. Vohs, Organizer